Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP & CFO
Tower 1, Suite 1600		Dan Campbell, VP of Finance & Treasurer
Denver, Colorado 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Energy Partners Increases Quarterly Cash Distribution and Appoints Randall J. Larson to its Board of Directors

DENVER—July 21, 2011— MarkWest Energy Partners, L.P. (NYSE: MWE) today announced that the Board of Directors of the general partner of MarkWest Energy Partners, L.P., declared a cash distribution of $0.70 per common unit for the second quarter of 2011, for an implied annual rate of $2.80 per common unit. The second quarter 2011 distribution represents an increase of $0.03 per common unit, or 4.5 percent, over the first quarter 2011 distribution and an increase of $0.06 per common unit, or 9.4 percent, over the second quarter 2010 distribution.

The second quarter 2011 distribution is payable August 12, 2011, to unitholders of record on August 1, 2011. The ex-dividend date is July 28, 2011.

In addition, MarkWest announced that Randall J. Larson has been named to its Board of Directors as an independent director. Mr. Larson previously served as Chief Executive Officer of the general partner of TransMontaigne Partners L.P. from September 2006 to August 2009.  Mr. Larson also served as Chief Financial Officer of the general partner of TransMontaigne Partners L.P. from January 2003 to September 2006, and served as its Controller from May 2002 to January 2003. From July 1994 to May 2002, Mr. Larson was a partner with KPMG LLP in its Silicon Valley and National (New York City) offices. From July 1992 to July 1994, Mr. Larson served as a Professional Accounting Fellow in the Office of Chief Accountant of the Securities and Exchange Commission.

“Randy’s executive leadership experience in the MLP industry coupled with an extensive finance and accounting background make him an outstanding addition to our board that will complement the experience and expertise of our other board members,” stated Frank Semple, Chairman, President, and Chief Executive Officer. “We look forward to Randy’s contributions as we continue to execute our growth strategy and deliver long-term value for our unitholders.”

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MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor and fractionator in the Appalachian region.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2010. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.